Exhibit 11

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated April 26, 2017, on the financial statements of Advanced Fuel Technologies Ltd. at December 31, 2016 and for the period from July 27, 2016 (inception) to December 31, 2016 included herein on the Regulation A Offering Statement of Advanced Fuel Technologies Ltd on Form 1-A, Amendment No. 1.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

July 27, 2017